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                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
                      the Securities Exchange Act of 1934

      Check the appropriate box:
      / /        Preliminary Information Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
      /X/        Definitive Information Statement

                     METROMEDIA FIBER NETWORK, INC.
------------------------------------------------------------
      (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
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           1)   Title of each class of securities to which transaction
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                computed pursuant to Exchange Act Rule 0-11: (Set forth
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/ /        Check box if any part of the fee is offset as provided by
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                                     [LOGO]

                         METROMEDIA FIBER NETWORK, INC.
                  C/O METROMEDIA FIBER NETWORK SERVICES, INC.
                              360 HAMILTON AVENUE
                          WHITE PLAINS, NEW YORK 10601
                                 (914) 421-6700
                             INFORMATION STATEMENT
                            DATED NOVEMBER 28, 2001

    We are furnishing this information statement to holders of our class A common stock in connection with the previous approval by our board of directors of the matters described below and the subsequent approval of these matters by written consent of a majority vote of our stockholders. All corporate approvals in connection with these matters have been obtained and this information statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934 and by Section 228(e) of the Delaware General Corporation Law.

    WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

    The record date for determining stockholders entitled to receive this information statement has been established as the close of business on November 26, 2001. As of November 26, 2001, there were 671,571,338 shares of our class A common stock, par value $.01 per share, issued and outstanding and 67,538,544 shares of our class B common stock, par value $.01 per share, issued and outstanding. Each share of our class A common stock entitles its holder to one vote on all matters submitted to a vote of the stockholders, and each share of our class B common stock entitles its holder to ten votes on all matters submitted to a vote of the stockholders. In accordance with the provisions of our certificate of incorporation, the corporate actions described in this information statement were approved by the majority of the votes of the holders of our class A common stock and our class B common stock, voting together as a single class.

                                 ACTIONS TAKEN

    As we have previously disclosed in our press releases and public filings, in recent months we have negotiated with various financing sources to provide us with additional liquidity for our capital expenditure, debt service and working capital requirements and with many of our creditors and vendors to restructure payments owed by us and/or our subsidiaries to these creditors and vendors. On and shortly after October 1, 2001, we consummated the following financing transactions:

    - We issued to a group of holders led by Citicorp USA, Inc., as a holder and as administrative agent, $150,000,000 aggregate principal amount of our floating rate guaranteed term notes due 2006 and warrants to purchase up to 203,468,437 shares of our class A common stock at a price per share of approximately $0.54.

    - We sold to David Rockefeller, Stephen A. Garofalo and a trust affiliated with John W. Kluge $180,000,000 aggregate principal amount of our 8.5% senior convertible notes that are convertible into 334,106,728 shares of our class A common stock at a price per share of approximately $0.54.
      Messrs. Kluge and Rockefeller are directors of our company. Mr. Garofalo is the chairman of our board of directors.

    - We issued to Verizon Investments Inc. $50,000,000 aggregate principal amount of our 8.5% senior secured convertible promissory notes that are convertible into 92,807,425 shares of our class A common stock at a price per share of approximately $0.54.

    - We exchanged the $975,281,000 principal amount of our 6.15% convertible subordinated note due 2010 held by Verizon for (1) our $500,000,000 6.15% series A convertible subordinated note due 2010 that is convertible into 166,666,667 shares of our class A common stock at a price per share of $3.00 and (2) our $475,281,000 6.15% series B convertible subordinated note due 2010 that is convertible into 27,957,706 shares of our class A common stock at a price per share of $17.00.

    - In connection with the restructuring of amounts owed by our wholly-owned subsidiary, Metromedia Fiber Network Services, Inc., to Bechtel Corporation, Metromedia Fiber Network Services (1) paid Bechtel $9,000,000; (2) issued to Bechtel its $89,000,000 8.5% senior subordinated convertible promissory note due September 30, 2003 that is convertible into 165,197,215 shares of our class A common stock at a price per share of approximately $0.54 (the aggregate principal amount of the Note issued to Bechtel may be decreased to $79,000,000 or increased to $99,000,000, with the number of shares of class A common stock issuable upon its conversion adjusted accordingly, as may be reconciled and agreed between Bechtel and us) and (3) issued to Bechtel a warrant to purchase up to 25,000,000 shares of our class A common stock at a price per share of approximately $0.54.

    - In connection with the restructuring of amounts owed by Metromedia Fiber Network Services to Nortel Networks Inc. and amounts to be paid to Nortel Networks in the future under agreements between Metromedia Fiber Network Services and Nortel Networks, Metromedia Fiber Network Services (1) paid Nortel Networks $15,000,000 and (2) issued to Nortel Networks approximately $231,000,000 of its 14% term notes due 2007. As part of this transaction, we issued to Nortel Networks a warrant to purchase up to 84,778,516 shares of our class A common stock at a price per share of approximately $0.54.

    - We issued 122,764,816 shares of our class A common stock and warrants to purchase up to 32,672,146 and 22,299,999 shares of our class A common stock at exercise prices per share of approximately $0.00 and $0.54, respectively, to several of our vendors as part of a restructuring of the obligations owed by us to those vendors. In addition, a portion of the amounts (plus specified interest) of obligations owed to two vendors is convertible into shares of class A common stock at conversion prices equal to the average prices of the shares for the ten trading days prior to the notices of conversions. We intend to convert those amounts that are convertible at our option. Because we cannot know the dates of conversion, and therefore the prices at which conversion will occur, we have estimated the price at $0.729, the average price of such shares for the ten trading days ending on November 2, 2001. At this price, we would issue the vendor whose obligations are convertible at our option 23,963,557 shares, and we would issue the vendor that has the right to convert at its option 5,492,827 shares.

    The warrants and convertible notes issued in the financing transactions are not exercisable or convertible until the date that is twenty days after we have mailed this information statement to our stockholders. Following that date, the warrants will be exercisable at any time prior to their respective expiration dates and the convertible notes will be convertible at any time prior to their respective maturity dates.

    The terms of the financing transactions are described in our current report on Form 8-K filed with the Securities and Exchange Commission on October 10, 2001.

    The financing transactions were unanimously approved by our board of directors. Although approval of the financing transactions by our stockholders is not required under applicable Delaware law, we are required to obtain stockholder approval of the issuance of the shares of our class A common stock issued or issuable, upon exercise of warrants or conversion of convertible notes, in the financing transactions under the rules applicable to companies listed on the Nasdaq Stock Market.

    Under the Nasdaq rules, we are required to obtain the approval of our stockholders before we may issue any number of shares of our common stock (or securities convertible into our common stock) equal to 20% or more of the number of shares of our common stock outstanding or 20% or more of the voting power outstanding without giving effect to the proposed issuance if those shares are

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being issued at a price per share below the greater of the market or book value of our common stock. Accordingly, in connection with the financing transactions, holders of our class A common stock and our class B common stock having a majority of the votes of both classes of our stock, approved the issuance of the shares of our class A common stock issuable upon the exercise of warrants, conversion of notes and delivery of shares of our class A common stock to vendors, all as described in this information statement.

    In connection with the issuance of shares of our class A common stock on and shortly after October 1, 2001, we inadvertently issued more shares of our stock than we were permitted by Nasdaq rules to issue without first obtaining effective stockholder approval. Accordingly, we have rescinded the issuance of approximately 32 million shares to three vendors, and in connection with this rescission, we have issued these vendors warrants to purchase an aggregate of approximately 32 million shares. The exercise of the warrants is contingent upon the effectiveness of the approval by our stockholders of the issuances of our class A common stock, and securities convertible into or exercisable for our stock, described in this information statement. This stockholder approval will be effective twenty days after we have mailed this information statement to our stockholders.

                     EFFECTS OF THE FINANCING TRANSACTIONS

    The financing transactions may result in the issuance of up to 1,325,737,524 additional shares of our class A common stock if all of the notes and warrants issued as part of the financing transactions are converted into or exercised for shares of our class A common stock. After giving effect to the full conversion of the notes and exercise of the warrants issued in the financing transactions and, with respect to each of Mr. Kluge and Mr. Garofalo, to the exercise of options to purchase our common stock previously held by him;

    - The holders of our floating rate guaranteed term notes will beneficially own as a result of holding such floating rate guaranteed term notes, in the aggregate, 10.9% of our class A common stock and 8.0% of our voting power;

    - Verizon will beneficially own, in the aggregate, 18.1% of our class A common stock and 13.3% of our voting power;

    - Bechtel will beneficially own, in the aggregate, 11.1% of our class A common stock and 8.2% of our voting power;

    - Mr. Kluge will beneficially own, in the aggregate, 16.8% of our class A common stock, 93.2% of our class B common stock and 37.0% of our voting power; and

    - Mr. Garofalo will beneficially own, in the aggregate, 5.3% of our class A common stock and 3.9% of our voting power.

    Concurrently with the consummation of the financing transactions, Metromedia Company, Mr. Kluge, Mr. Garofalo and Stuart Subotnick, a director of our company (and some of their affiliates) and various other stockholders of the Company entered into an agreement with Verizon pursuant to which, among other things, the stockholders (1) agreed not to sell their shares of class A common stock or class B common stock for a period of eighteen months (other than transfers to certain affiliates and transfers of in the aggregate less than 10% of the amount of class A common stock and class B common stock held by any of these stockholders), (2) gave Verizon a "right of first refusal" to purchase any shares of class A common stock or class B common stock being sold by any of them and (3) gave Verizon the right to participate pro rata based on its relative share ownership in any sale of shares of class A common stock or class B common stock to a third party purchaser by any stockholder party to the agreement. We also have entered into a right of first negotiation agreement with Verizon which provides that we must notify Verizon and provide Verizon with an opportunity for a period of time to negotiate with us in the event we decide to sell the company or all or substantially all of its assets or receive a bona fide offer for a transaction of this type. One effect of the restrictions on transfer, the

"right of first refusal" and the right of first negotiation agreement may be to impede the acquisition of our company or of all or substantially all of its assets by a third party purchaser.

    The convertible note and warrant agreements contain antidilution and similar adjustment provisions, which have been triggered by our issuance of shares of class A common stock after October 1, 2001. We do not believe the dilution caused by such provisions will be material to us or to the holders of our securities.

                             NO DISSENTERS' RIGHTS

    The corporate actions described in this information statement will not afford our stockholders the opportunity to dissent from the actions described in this information statement or to receive an agreed or judicially appraised value for their shares of our common stock as a result of those actions.

           INTERESTS OF CERTAIN PERSONS IN THE FINANCING TRANSACTIONS

    David Rockefeller, Stephen A. Garofalo and a trust affiliated with John W. Kluge purchased our 8.5% senior convertible notes. In addition, a trust affiliated with Mr. Kluge is a member of the group that purchased our floating rate guaranteed notes and to which we have issued warrants to purchase shares of our class A common stock. Messrs. Kluge and Rockefeller are directors of our company. Mr. Garofalo is the chairman of our board of directors. A trust affiliated with Mr. Kluge is a general partner of Metromedia Company, which is a major stockholder of our company.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides you with certain information, as of
November 26, 2001, regarding the beneficial ownership of our common stock by:

    - each person whom we believe beneficially owns more than 5% of our outstanding voting stock;

    - each executive officer and director; and

    - all our executive officers and directors as a group.

    In accordance with the rules promulgated by the Securities and Exchange Commission, the ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of a security. Accordingly, one or more persons may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated, each stockholder listed below has sole voting and investment power of the shares beneficially owned by that person.

                                                              CLASS A                             CLASS B
                                                          COMMON STOCK(1)                     COMMON STOCK(2)
                                                 ---------------------------------       -------------------------     PERCENT
                                                       NUMBER             PERCENT          NUMBER         PERCENT      OF TOTAL
                                                     OF SHARES            OF CLASS       OF SHARES        OF CLASS   VOTING POWER
                                                 ------------------       --------       ----------       --------   ------------
Stephen A. Garofalo............................        98,687,966(3)        14.4                 --           --          7.2
Metromedia Company (4).........................               -- (5)          --(5)      62,924,096         93.2         46.7(5)
Putnam Investments, LLC........................        47,416,062(6)         7.1                 --           --          3.5
Verizon Investments Inc........................       338,548,016(7)        35.3                 --           --         20.7
Nortel Networks Inc............................        84,778,516(8)        11.2                 --           --          5.9
Citicorp USA, Inc..............................        84,778,516(9)        11.2                 --           --          5.9
Merrill Lynch & Co., Inc.......................       84,778,516(10)        11.2                 --           --          5.9
Bechtel Corporation............................      190,197,215(11)        22.1                 --           --         12.4
Nicholas M. Tanzi..............................        1,198,360(12)           *                 --           --            *
Silvia Kessel..................................        1,000,144(13)           *                 --           --            *
John W. Kluge, Chase Manhattan Bank and Stuart
  Subotnick, trustees under a trust agreement
  dated May 30, 1984, as amended and restated,
  between John W. Kluge, as Grantor, and John
  W. Kluge and Manufacturers Hanover Trust
  Company, as Trustees (the "Kluge Trust").....      315,510,780(14)        32.0                 --           --         19.0
John W. Kluge..................................      315,510,780(15)        32.0(15)     62,924,096(16)     93.2         56.9
David Rockefeller..............................       50,300,920(17)         7.0                 --           --          3.6
Stuart Subotnick...............................      320,194,280(18)        32.4(19)     67,538,544(20)    100.0         59.9
Mark Spagnolo..................................        2,486,647(21)           *                 --           --            *
Leonard White..................................           30,000(22)           *                 --           --            *
Sherman Tuan...................................        2,526,446(22)(23)       *                 --           --            *
Randall Lay....................................                  --           --                 --           --           --
William La Perch...............................           82,500(24)           *                 --           --            *
David A. Persing...............................                  --           --                 --           --           --
John Chalsty...................................                  --           --                 --           --           --
All Directors and Executive Officers as a
  Group........................................      476,507,263(25)        45.2         67,538,544        100.0         66.7

------------------------------

*   less than 1.0%

(1) The percent of class A common stock shown does not include outstanding shares of class B common stock or shares of class A common stock issuable upon conversion at any time of the class B common stock.

(2) The shares of class B common stock are convertible into shares of class A common stock at the rate of one share of class A common stock for each share of class B common stock, and the holders of shares of class B common stock are entitled to 10 votes per share.

(3) Includes presently exercisable options to purchase 6,084,000 shares of class A common stock at an exercise price of $0.123 per share of which 4,761,489 shares are held by the Stephen A. Garofalo 1999 Annuity Trust No. 1 and 263,549 shares are held by the Stephen A. Garofalo 1999 Annuity Trust No. 2. Mr. Garofalo is the trustee of both trusts. Also includes presently exercisable options to purchase 175,000 shares of class A common stock at an exercise price of $28.5625 per share and 813,378 shares of class A common stock owned by the Garofalo Foundation, Inc. Also includes 9,280,742 shares of class A common stock issuable upon conversion of $5,000,000 aggregate principal amount of our 8.5% senior convertible notes at a conversion price of approximately $0.54 per share. Mr. Garofalo's address is c/o Metromedia Fiber Network, Inc., 360 Hamilton Avenue, White Plains, New York 10601.

(4) Metromedia Company's address is 810 Seventh Avenue, 29th Floor, New York, New York 10019.

(5) Upon conversion of the shares of class B common stock, Metromedia Company will hold 62,924,096 shares of class A common stock which will equal approximately 8.4% of the class A common stock and 8.4% of the total voting power.

(6) Based solely upon the Schedule 13G/A, dated February 20, 2001, filed by Putnam Investments, LLC. Putnam Investments, LLC's address is One Post Office Square, Boston, Massachusetts 02109.

(7) Includes the shares of Class A common stock issuable upon conversion of the following: (a) the $500,000,000 principal amount of our 6.15% series A convertible subordinated note due 2010, which note is convertible into 166,666,667 shares of class A common stock at a conversion price of $3.00 per share, (b) the $475,281,000 principal amount of our 6.15% series B convertible subordinated note due 2010, which note is convertible into 27,957,706 shares of class A common stock at a conversion price of $17.00 per share and (c) the $50,000,000 8.5% senior secured convertible note that is convertible into 92,807,425 shares of class A common stock at a conversion price of approximately $0.54 per share. Verizon Investments Inc. currently owns 51,116,218 shares of class A common stock. Verizon Investments Inc.'s address is 3900 Washington Street, Second Floor, Wilmington, Delaware 19802.

(8) Represents the 84,778,516 shares of class A common stock issuable upon exercise of the warrant to purchase such common stock issued on October 1, 2001. Nortel Networks Inc.'s address is 2221 Lakeside Blvd., Richardson, Texas 75082-4399.

(9) Represents the 84,778,516 shares of class A common stock issuable upon exercise of the warrant to purchase such common stock on October 1, 2001. Citicorp USA, Inc.'s address is 390 Greenwich Street, New York, New York 10013.

(10) Represents the 84,778,516 shares of class A common stock issuable upon exercise of the warrants to purchase such common stock issued to four Merrill Lynch funds on October 1, 2001. Merrill Lynch, Pierce, Fenner & Smith, Inc.'s address is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(11) Includes (a) the 165,197,215 shares of class A common stock issuable upon conversion of the 8.5% senior subordinated convertible promissory notes due September 30, 2003, and (b) the 25,000,000 shares of class A common stock issuable upon exercise of the warrant to purchase such common stock, both issued on October 1, 2001. Bechtel Corporation's address is c/o Bechtel Enterprises Holdings, Inc., 50 California Street, Suite 2200, P.O. Box 193965, San Francisco, California 94119-3965.

(12) Includes presently exercisable options to purchase 273,360, 75,500 and 250,000 shares of class A common stock at an exercise price of $2.625, $13.1875 and $19.875 per share, respectively. Also includes options to purchase 300,000 shares of class A common stock at an exercise price of $1.00 per share, which options become exercisable within 60 days.
    Mr. Tanzi's address is c/o Metromedia Fiber Network, Inc., 360 Hamilton Avenue, White Plains, New York 10601.

(13) Includes presently exercisable options to acquire 800,144 and 200,000 shares of class A common stock at an exercise price of $0.123 and $28.5625 per share, respectively. Does not include shares owned by Metromedia Company. Ms. Kessel is employed by Metromedia Company and disclaims beneficial ownership of the shares owned by Metromedia Company.

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(14) Includes presently exercisable options to acquire 700,000 shares of class A common stock at an exercise price of $28.5625 per share. Also includes (i) 278,422,274 shares of class A common stock issuable upon conversion of $150,000,000 principal amount of our 8.5% senior convertible notes at a conversion price of approximately $0.54 per share and
    (ii) 33,911,406 shares of class A common stock issuable upon exercise of warrants to purchase such common stock at a price of approximately $0.54 per share.

(15) Includes shares beneficially owned by the Kluge Trust. Upon conversion of the shares of class B common stock beneficially owned by Mr. Kluge, Mr. Kluge will beneficially own an additional 62,924,096 shares of class A common stock which together with the shares of class A common stock currently beneficially owned by Mr. Kluge will equal approximately 35.6% of the class A common stock and 35.4% of the total voting power. Mr. Kluge's address is c/o Metromedia Company, 810 Seventh Avenue, 29th Floor, New York, New York 10019.

(16) Includes 62,924,096 shares of class B common stock owned by Metromedia Company. Mr. Kluge is a director of our company, and a trust affiliated with Mr. Kluge is a general partner of Metromedia Company.

(17) Represents 3,787,208 shares owned by DR & Descendants LLC, of which
    Mr. Rockefeller is Managing Member and for which he exercises voting and investment power. Also includes presently exercisable options to purchase 80,000 and 30,000 shares of class A common stock at an exercise price of $1.00 and $28.5625 per share, respectively. Also includes 46,403,712 shares of class A common stock issuable upon conversion of $25,000,000 principal amount of our 8.5% senior convertible note at an exercise price of approximately $0.54 per share. Mr. Rockefeller disclaims actual beneficial ownership of shares owned by DR & Descendants LLC except as to the one-seventh ( 1/7) of such shares attributable to his proportionate interest in the LLC. The other interests of the LLC are owned by Mr. Rockefeller's six children.

(18) Includes presently exercisable options to acquire 2,733,500 and 700,000 shares of class A common stock at an exercise price of $0.123 and $28.5625 per share, respectively. Also includes 1,250,000 shares of class A common stock owned by three trusts for which Mr. Subotnick serves as trustee. Also includes the 315,510,680 shares of class A common stock beneficially owned by the Kluge Trust, for which Mr. Subotnick serves as a trustee.
    Mr. Subotnick's address is c/o Metromedia Company, 810 Seventh Avenue, 29th Floor, New York, New York 10019.

(19) Upon conversion of the shares of class B common stock beneficially owned by Mr. Subotnick, Mr. Subotnick will beneficially own an additional 67,538,544 shares of class A common stock which is equal to approximately 9.6% of the class A common stock and 9.6% of the total voting power.

(20) Includes 62,924,096 shares owned by Metromedia Company. Mr. Subotnick is a director of our company and is a general partner of Metromedia Company. Also includes 160,000 shares owned by trusts affiliated with Mr. Subotnick.

(21) Includes presently exercisable options to purchase 780,226 shares of class A common stock at an exercise price of $1.3056 per share, options to purchase 52,107 shares of class A common stock at $1.3056 per share exercisable within 60 days and shares owned by two trusts affiliated with Mr. Spagnolo.

(22) Includes presently exercisable options to acquire 30,000 shares of class A common stock at an exercise price of $28.5625 per share.

(23) Includes presently exercisable options to purchase 293,750; 23,500; 228,050; 11,750; 70,500; 666,668 and 50,000 shares of class A common stock at exercise prices of $0.0855; $.2555; $2.128; $2.58; $16.596; $13.187 and
    $28.5625, respectively.

(24) Includes presently exercisable options to purchase 82,500 shares of class A common stock at an exercise price of $25.125 per share.

(25) Includes shares issuable upon exercise or conversion of presently exercisable options, warrants and convertible notes to acquire shares of class A common stock in the amounts and at the exercise and conversion prices set forth in the other footnotes to this table, as applicable, and 67,538,544 shares of class B common stock.

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET

    The following unaudited condensed consolidated balance sheet illustrates the effects of the closing of various financings and restructuring of vendor payables, which we consummated on and shortly after October 1, 2001, as if these events were consummated as of September 30, 2001.

ACCOUNTING TREATMENT

    Where we were able to negotiate a restructuring of a vendor payable whereby the vendor agreed to a concession, we plan to record the restructuring as a troubled debt restructuring. Under this accounting, the gain will be limited to the amount by which the recorded payable exceeds the renegotiated amount of undiscounted cash flows and fair value of equity required to repay the restructured obligation. We will record the resulting gain as an extraordinary item.

    The pro forma adjustments are based on available information and assumptions that we believe are reasonable at the time made. The unaudited condensed consolidated balance sheet does not purport to present our financial position had the above events occurred at September 30, 2001, nor are they indicative to the financial position that may be achieved in the future.

    The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with our consolidated financial statements and notes thereto.

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
                         METROMEDIA FIBER NETWORK, INC.
            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 2001

                                                           AS        PRO FORMA              PRO-FORMA
                                                        REPORTED    ADJUSTMENTS         SEPTEMBER 30, 2001
                                                       ----------   -----------         ------------------
                                                                         (IN THOUSANDS)
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  $   12,628      311,404 (1)         $   324,032
  Marketable securities..............................          --           --                      --
  Restricted cash, current...........................       1,919           --                   1,919
  Accounts receivable................................     169,438           --                 169,438
  Prepaid expenses and other current assets..........      38,340           --                  38,340
                                                       ----------   ----------             -----------
    Total current assets.............................     222,325           --                 533,729
Fiber optic transmission network and related
  equipment, net.....................................   4,038,995           --               4,038,995
Property and equipment, net..........................      89,616           --                  89,616
Restricted cash......................................      12,535           --                  12,535
Investment in/advance to joint ventures..............       9,436           --                   9,436
Other assets.........................................      88,162        8,827 (2)              96,989
Intangibles, net.....................................   2,563,139           --               2,563,139
                                                       ----------   ----------             -----------
    Total assets.....................................  $7,024,208                          $ 7,344,439
                                                       ==========   ==========             ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses..............  $1,038,384     (682,434)(3)         $   355,950
  Deferred revenue, current portion..................      52,243           --                  52,243
  Capital lease obligations and notes payable,
    current portion..................................       2,709      105,518 (3)             108,227
                                                       ----------   ----------             -----------
    Total current liabilities........................   1,093,336           --                 516,420
Senior notes payable.................................   1,627,400      301,832 (1)(3)        1,929,232
Convertible subordinated notes payable...............     975,281           --                 975,281
Convertible notes payable............................          --      312,490 (1)(3)          312,490
Capital lease obligations and notes payable..........      44,133      103,938 (3)             148,071
Deferred revenue.....................................     462,765           --                 462,765
Other long term liabilities..........................      59,171           --                  59,171

Stockholders' equity:
  Class A common stock, $.01 par value; 2,404,031,240
    shares authorized; and 548,589,360 and
    703,991,489 shares issued and outstanding, actual
    and proforma respectively........................       5,485        1,554 (4)               7,039
  Class B common stock, $.01 par value; 522,254,782
    shares authorized; 67,538,544 shares issued and
    outstanding......................................         676           --                     676
Additional paid-in capital...........................   4,177,747      149,656 (4)           4,327,403
Unearned stock-based compensation....................    (241,637)          --                (241,637)
Accumulated deficit..................................  (1,160,068)      27,677 (5)          (1,132,391)
Cumulative comprehensive loss........................     (20,081)          --                 (20,081)
                                                       ----------   ----------             -----------
  Total stockholders' equity.........................   2,762,122                            2,941,009
                                                       ----------   ----------             -----------
  Total liabilities and stockholders' equity.........  $7,024,208                          $ 7,344,439
                                                       ==========   ==========             ===========

--------------------------
NOTES:

(1) Reflects the amount of cash received from the issuance and sale of $150.0 million of our floating rate guaranteed notes due 2006 and the associated warrants and $230.0 million of our 8.5% senior convertible notes, net of issuance costs of $6.2 million, payments to vendors of $58.0 million and fees of $4.4 million paid in connection with the consent solicitation regarding our 10% senior notes.

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
(2) Reflects the deferred financing costs of the transactions we completed on and shortly after October 1, 2001.

(3) Reflects the issuance of notes and restructuring of payment terms of estimated amounts owed to vendors.

(4) Consists of the fair value of shares of our class A common stock issued on and shortly after October 1, 2001, plus the value, determined in accordance with the Black-Scholes methodology, of warrants issued on such date.

(5) Consists of an estimated $30.2 million extraordinary gain on the restructuring of vendor payables, offset by $2.5 million of fees paid in connection with the consent solicitation regarding our 10% senior notes.

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
               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The following documents and other materials, which have been filed by us with the Securities and Exchange Commission, are incorporated into and specifically made a part of this information statement by this reference:

    - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

    - our Quarterly Report on Form 10-Q for the three months ended March 31, 2001;

    - our Quarterly Report on Form 10-Q for the six months ended June 30, 2001;

    - our Current Report on Form 8-K filed on October 10, 2001, which includes a description of the financing transactions; and

    - our Quarterly Report on Form 10-Q for the nine months ended September 30, 2001.

    We will provide, without charge, to each person to whom this information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this information statement (other than exhibits to such documents that are not specifically incorporated by reference in those documents). Request for copies should be directed to Metromedia Fiber
Network, Inc., c/o Metromedia Fiber Network Services, Inc., 360 Hamilton Avenue, White Plains, New York 10601, attention: Secretary; telephone number
(914) 421-6700.

                                                       By Order of the Board of Directors:

                                                       By:              /s/ Robert Sokota
                                                            -----------------------------------------
                                                                          Robert Sokota
                                                                            SECRETARY

November 28, 2001

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